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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
--
Central European Equity Fund, Inc.
- ------------------------------------------------------------------------------
(Name of issuer)

                                Common Stock
- ------------------------------------------------------------------------------
(Title of Class of Securities)

                                  153436100
- ------------------------------------------------------------------------------
                               (CUSIP Number)

                               February 13, 2004
- ------------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /x/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                               Page 1 of 5 pages

CUSIP No. 153436100

- ------------------------------------------------------------------------------
-
 (1) Names of Reporting Persons.
MEAG MUNICH ERGO Kapitalanlagegesellschaft mbH
     I.R.S. Identification Nos. of above persons (entities only).
 00-0000000

- ------------------------------------------------------------------------------
-
 (2) Check the Appropriate Box if a Member                           (a)  / /
     of a Group (See Instructions)                                   (b)  / /

     Not applicable
- ------------------------------------------------------------------------------
-
 (3) SEC Use Only


- ------------------------------------------------------------------------------
-
 (4) Germany

Bavaria
- ------------------------------------------------------------------------------
-
 Number of Shares             (5) Sole Voting Power
 Beneficially                                                        507,076.0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                                                    Not Applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                                                     507,076.0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                                 Not Applicable
- ------------------------------------------------------------------------------
-
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     507,076.0   February 13, 2004
- ------------------------------------------------------------------------------
-
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)                                                      / /

     Not applicable
- ------------------------------------------------------------------------------
-
(11) Percent of Class Represented by Amount in Row (9)

     6,66 %
- ------------------------------------------------------------------------------
-
(12) Type of Reporting Person (See Instructions)

 00
- ------------------------------------------------------------------------------
-

                               Page 2 of 5 pages

ITEM 1.

    (a)   Name of Issuer
Central European Equity Fund, Inc.

    (b)   Address of Issuer's Principal Executive Offices

Robert Gambee, Chief Operating Officer
Director, Deutsche Bank Securities Inc.,
31 WEST 52 nd Street,
New York, NY 10019


ITEM 2.

    (a) Name of Person Filing

MEAG MUNICH ERGO Kapitalanlagegesellschaft mbH, Mr. Buettner

    (b)   Address of Principal Business Office or, if none, Residence

          Oscar-Von -Miller Ring 18
          80333 Munich
		Germany/Bavaria

    (c)   Citizenship

          Germany/Bavaria


    (d)   Title of Class of Securities

          Common Stock

    (e)   CUSIP Number

          153436100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) /X/ An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

                               Page 3 of 5 pages

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

        507,076.0

    (b) Percent of class:

        6,66 %

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

              507,076.0

         (ii) Shared power to vote or to direct the vote

              NOT APPLICABLE

        (iii) Sole power to dispose or to direct the disposition of

             507,076.0

         (iv) Shared power to dispose or to direct the disposition of

              NOT APPLICABLE


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

The "MEAG Kapital 3" is a german fund and the beneficial owner of 507,076.0 shares of common stock, which constitutes approximately 6.66 % of the outstanding common stock. The "MEAG Kapital 3" has the right to receive dividends and proceeds from the sole of the securities reparted on this schedule.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE

                               Page 4 of 5 pages

ITEM 10. CERTIFICATION

    (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        February 13 , 2004
                                       ----------------------------------------
                                                         Date

                                          /s/ Dr. Tobias Buettner
                                       ----------------------------------------
                                                      Signature

Dr.Tobias Buettner /Head of Legal
                                       ----------------------------------------
                                                      Name/Title